CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                                 OF TREEV, INC.


TREEV, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:


FIRST: That the Board of Directors of the Corporation, adopted a resolution and declared advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

    RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding to Article Fourth of the Company's Restated Certificate of Incorporation the following provision:

        Simultaneously with the effective date of this amendment (the "Effective Date"), each four shares of the Company's Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into one share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. Any fraction of a share of New
    Common Stock to which the holder would otherwise be entitled will be adjusted downward to the nearest whole share and the holder will receive cash in lieu of such fractional share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any new Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and

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    otherwise in proper form for transfer,  and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Restated Certificate of Incorporation to the "Common Stock" shall, after the Effective Date, refer to the New Common Stock.

    FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting the Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Company, the Board may abandon such proposed amendment without further action by the stockholders.

SECOND: That the stockholders of the Corporation approved said amendment by majority vote at a special meeting of the stockholders in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation and the General Corporation Law of the State of Delaware.

THIRD:   That the  aforesaid amendment  was duly adopted  in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Julia A. Bowen, its Assistant Secretary this 9th day of December, 1998.



                                                 TREEV, INC.



                                                 By:   /s/ Julia A. Bowen
                                                           Julia A. Bowen
                                                           Assistant Secretary



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